EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FTI:
Ted Dosch	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-4281	(312) 553-6716

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER NET INCOME FROM

CONTINUING OPERATIONS OF $1.28 PER DILUTED SHARE ON SALES OF $1.58 BILLION

GLENVIEW, IL, July 24, 2012 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the second quarter ended June 29, 2012.

•	Sales increased 4 percent organically on 1 percent reported growth

•	Returned over $150 million to shareholders through a special dividend of $4.50 per common share while generating $124 million of cash from operations

•	Acquired Peruvian Wire & Cable distributor, Jorvex S.A., expanding geographic reach in the Emerging Markets

Financial Results From Continuing Operations (excluding the Aerospace Hardware results)

(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	Jun. 29	Jul. 1	Percent	Jun. 29	Jul. 1	Percent
	2012	2011	Change	2012	2011	Change
Net Sales	$1,577.0	$1,565.3	1%	$3,099.7	$3,036.1	2%
Operating Income	$89.9	$92.0	-2%	$176.6	$169.5	4%
Net Income	$44.0	$48.4	-9%	$99.6	$89.3	12%
Diluted Earnings Per Share	$1.28	$1.33	-4%	$2.90	$2.47	17%
Diluted Weighted Shares	34.3	36.3	-6%	34.3	36.2	-5%

Second Quarter Highlights

•	Sales of $1.58 billion increased 1 percent compared to sales of $1.57 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:

•	$17.1 million from the unfavorable effects of copper pricing

•	$34.4 million of unfavorable foreign exchange effects

Exclusive of the above items, sales increased by 4 percent organically.

•

Second quarter operating income of $89.9 million declined 2 percent compared to $92.0 million in the year ago quarter. Excluding the $3.7 million impact of unfavorable copper pricing and $0.9 million of unfavorable foreign exchange effects, operating income was favorable to the prior year period by 3 percent.

•	Operating margin in the current quarter was 5.7 percent compared to 5.9 percent in the year ago quarter.

•

Interest expense in the current quarter of $14.8 million increased by $2.0 million compared to the prior year quarter, driven by the $3.2 million of incremental expense associated with the April bond offering. This bond was issued in anticipation of the February 2013 convertible notes redemption and results in a temporary increase in interest expense.

•	Other, net expense in the current quarter of $5.5 million increased by $3.9 million from $1.6 million in the year ago quarter, driven primarily by foreign exchange losses.

•	The tax rate in the current quarter was 36.7 percent versus 37.6 percent in the year ago quarter.

•

Net income from continuing operations for the second quarter was $44.0 million compared to $48.4 million in the year ago quarter. Diluted earnings per share of $1.28 declined 4 percent from $1.33 per diluted share reported in the year ago quarter. Excluding the unfavorable impact of lower copper pricing ($2.4 million after tax) and the incremental interest expense on the April bond issue ($2.1 million after tax,) net income would have been $48.5 million or $1.41 per diluted share, an increase of 6 percent per diluted share.

•

Cash flow generated from operations, including discontinued operations, was $124 million compared to $18 million in the year ago quarter. The higher cash generation in the quarter was primarily due to a reduction in working capital requirements compared to the prior year quarter.

Second Quarter Sales Trends

Commenting on second quarter sales trends, Robert Eck, President and CEO, stated, “Our slower revenue growth was primarily driven by persistent softness in the data infrastructure market coupled with a reduction in production rates by several OEM Supply customers. We believe this is due to the uncertain macro economic environment, reflected in lower levels of both corporate and consumer spending. Our Electrical Wire & Cable business grew at a faster year-over-year rate in the second quarter than the first quarter while our Enterprise Cabling and Security and OEM Supply businesses experienced slower year-over-year growth than in the first quarter. A stronger US dollar and lower copper prices contributed to the slower revenue growth rate. These factors resulted in a sequential quarter growth rate of 3.6 percent, which is below our longer term historical trend.”

“Our strategic growth initiatives, combined with strong day-to-day execution, enabled us to improve our competitive position across our end markets in spite of the macro economic headwinds,” continued Eck. These efforts helped bolster our sales performance, particularly within our North American segment, which delivered 5 percent year-on-year organic sales growth, the highest rate among our geographic reporting segments. Within our end markets, the Electrical Wire & Cable business delivered the highest organic sales growth rate with 9 percent improvement year-on-year. Despite a slowdown in activity, Enterprise Cabling and Security Solutions and OEM Supply each delivered 2 percent organic sales growth over the prior year quarter.”

Second Quarter Operating Results

“Our focus on cost management continues to enable us to deliver solid operating performance,” commented Eck. “We also delivered another quarter of positive organic sales growth in every geographic segment including Europe, which is worth noting given the very weak economic environment that persists in that region. In addition, second quarter operating expenses of $268.0 million were 17.0 percent of sales, matching that of the prior year quarter and resulting from strong cost management actions, despite expense increases due to higher pension benefit costs.”

Company-wide operating margin of 5.7 percent was down 20 basis points from the year ago quarter and was flat sequentially.

North America operating margin of 7.0 percent in the current quarter compares to 7.2 percent in the prior year quarter. This 20 basis point decline along with the sequential decline of 10 basis points was driven primarily by lower gross margin partially offset by strong cost management actions.

Europe operating margin of 0.3 percent in the current quarter reflected a 130 basis point decline from the prior year quarter. The impact of the weak economy in this region, combined with the stronger U.S. dollar, put significant pressure on revenue while also contributing to the unfavorable operating expense leverage. Sequentially, operating margin was 100 basis points lower.

Emerging Markets operating margin of 5.6 percent in the current quarter compares to 4.6 percent in the prior year quarter driven by improved product mix. Sequentially, operating margin improved by 110 basis points driven by the normal seasonal increases in revenue combined with realizing the benefits of our strategic investments in this segment.

Cash Flow and Leverage

“Our strong cash generation in a period of slower year-on-year revenue growth reflects our disciplined working capital and cash management processes,” commented Ted Dosch, Executive Vice-President – Finance. “We paid a special dividend of $4.50 per common share during the quarter to return excess capital to our shareholders. During the second quarter, we also completed the previously announced seven year $350 million senior notes offering and, at the end of the quarter, we closed on the acquisition of Jorvex S.A., a Peruvian Electrical Wire & Cable distributor. The acquisition represents an important step in our Emerging Markets growth initiative while also leveraging Anixter’s existing geographical presence and logistics capabilities in this key Latin American region.”

“With a quarter-end cash balance of $152.0 million and an expectation of continuing positive cash flow for the remainder of 2012, we will continue to evaluate the optimal use of our funds,” continued Dosch. “Going forward, we will maintain flexibility to utilize future cash flows to invest in the growth of the business, capitalize on strategic acquisition opportunities as they arise and selectively return capital to shareholders through share repurchases.”

The impact of the $350 million bond offering in the quarter is reflected in the following key capital structure and credit-related statistics for the second quarter:

•	Quarter-end debt-to-total capital ratio of 51.9 percent compared to 44.7 percent at the end of 2011

•	Second quarter weighted average cost of borrowed capital of 6.2 percent compared to 5.0 percent in the year ago quarter

•	86 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$289 million of availability under bank revolving lines of credit at quarter end

•	No outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

Eck concluded, “Our outlook for 2012 remains positive. We continue to be very well positioned to leverage our global supply chain platform in what has once again become a very volatile global economy. While global markets, particularly in Europe, are difficult to predict in the current economic climate, our strategic growth initiatives position us well to continue to expand our leadership position within the industry. In this more uncertain environment we continue to manage expenses and working capital carefully, while pursuing strategic investments to build our business.”

Second Quarter Earnings Call

Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, July 24, 2012. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 225 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at

www.anixter.com

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales	$1,577.0	$1,565.3	$3,099.7	$3,036.1
Cost of goods sold	1,219.1	1,207.3	2,392.6	2,339.4

Gross profit	357.9	358.0	707.1	696.7
Operating expenses	268.0	266.0	530.5	527.2

Operating income	89.9	92.0	176.6	169.5
Interest expense	(14.8)	(12.8)	(26.9)	(25.6)
Other, net	(5.5)	(1.6)	(8.6)	(0.9)

Income from continuing operations before taxes	69.6	77.6	141.1	143.0
Income tax expense	25.6	29.2	41.5	53.7

Net income from continuing operations	44.0	48.4	99.6	89.3
(Loss) income from discontinued operations, net of tax	(0.1)	3.7	(0.4)	7.1

Net income	$43.9	$52.1	$99.2	$96.4

Net income per share:
Basic:
Continuing operations	$1.32	$1.39	$2.98	$2.58
Discontinued operations	$(0.01)	$0.11	$(0.01)	$0.20

Net income	$1.31	$1.50	$2.97	$2.78

Diluted:
Continuing operations	$1.28	$1.33	$2.90	$2.47
Discontinued operations	$—	$0.10	$(0.01)	$0.19

Net income	$1.28	$1.43	$2.89	$2.66

Weighted average shares outstanding:
Basic	33.5	34.8	33.4	34.7
Diluted	34.3	36.3	34.3	36.2

Geographic Segments
Net sales:
North America	$1,128.8	$1,099.4	$2,197.9	$2,128.1
Europe	273.8	290.4	561.4	576.0
Asia Pacific and Latin America	174.4	175.5	340.4	332.0

	$1,577.0	$1,565.3	$3,099.7	$3,036.1

Operating income:
North America	$79.5	$79.2	$155.1	$149.6
Europe	0.8	4.6	4.4	4.5
Asia Pacific and Latin America	9.6	8.2	17.1	15.4

	$89.9	$92.0	$176.6	$169.5

ANIXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(In millions)	June 29, 2012	December 30, 2011
	(Unaudited)
Assets

Cash and cash equivalents	$152.0	$106.1
Accounts receivable, net	1,222.8	1,151.0
Inventories	1,079.9	1,070.7
Deferred income taxes	34.8	37.7
Other current assets	36.0	37.4

Total current assets	2,525.5	2,402.9
Property and equipment, net	96.1	88.3
Goodwill	374.0	351.7
Other assets	220.1	191.1

Total assets	$3,215.7	$3,034.0

Liabilities and Stockholders’ Equity

Accounts payable	$748.9	$706.5
Accrued expenses	263.7	317.4
Short-term debt	7.5	3.0

Total current liabilities	1,020.1	1,026.9
5.625% senior notes	350.0	—
1.0% convertible senior notes	289.0	280.3
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	161.0	120.4
10.0% senior notes	31.3	31.1
Accounts receivable securitization facility	—	175.0
Other liabilities	201.0	199.1

Total liabilities	2,252.4	2,032.8
Stockholders’ equity	963.3	1,001.2

	$3,215.7	$3,034.0

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.

Organic revenue growth measures revenue excluding the effects of foreign exchange and copper pricing for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and copper pricing, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company business and may therefore be a useful tool in assessing period-to-period performance trends.

In August 2011, the Company sold its Aerospace Hardware business (“Aerospace”). As a result of the divestiture, results of the business are reflected in “Discontinued Operations” and all prior periods have been revised to reflect this classification.

Second Quarter 2012 Sales Growth Trends
	Second Quarter	Adjustments for:		Second Quarter
	2012	Foreign Exchange	Copper	2012	Second Quarter	Organic
	(as reported)	Impact	Impact	(as adjusted)	2011	Growth
			(in millions)
North America
Enterprise Cabling and Security	$601.1	$3.3	$—	$604.4	$580.1	4.2%
Electrical Wire & Cable	418.3	5.9	15.6	439.8	408.3	7.7%
OEM Supply	109.4	0.1	—	109.5	111.0	-1.4%

Total North America	$1,128.8	$9.3	$15.6	$1,153.7	$1,099.4	4.9%

Europe
Enterprise Cabling and Security	$84.5	$6.1	$—	$90.6	$99.6	-9.1%
Electrical Wire & Cable	76.0	3.0	1.5	80.5	70.9	13.6%
OEM Supply	113.3	8.2	—	121.5	119.9	1.3%

Total Europe	$273.8	$17.3	$1.5	$292.6	$290.4	0.7%

Emerging Markets
Enterprise Cabling and Security	$134.8	$4.6	$—	$139.4	$140.3	-0.7%
Electrical Wire & Cable	21.7	1.2	—	22.9	19.9	14.7%
OEM Supply	17.9	2.0	—	19.9	15.3	30.5%

Total Emerging Markets	$174.4	$7.8	$—	$182.2	$175.5	3.8%

Anixter International
Enterprise Cabling and Security	$820.4	$14.0	$—	$834.4	$820.0	1.8%
Electrical Wire & Cable	516.0	10.1	17.1	543.2	499.1	8.8%
OEM Supply	240.6	10.3	—	250.9	246.2	1.9%

Total Anixter International	$1,577.0	$34.4	$17.1	$1,628.5	$1,565.3	4.0%

Year to Date 2012 Sales Growth Trends
	Year to Date	Adjustments for:		Year to Date
	2012	Foreign Exchange	Copper	2012	Year to Date	Organic
	(as reported)	Impact	Impact	(as adjusted)	2011	Growth
			(in millions)
North America
Enterprise Cabling and Security	$1,161.1	$4.5	$—	$1,165.6	$1,117.4	4.3%
Electrical Wire & Cable	811.4	8.0	28.7	848.1	796.1	6.5%
OEM Supply	225.4	0.1	—	225.5	214.6	5.0%

Total North America	$2,197.9	$12.6	$28.7	$2,239.2	$2,128.1	5.2%

Europe
Enterprise Cabling and Security	$172.6	$8.3	$—	$180.9	$191.6	-5.7%
Electrical Wire & Cable	149.0	4.4	3.0	156.4	145.2	7.7%
OEM Supply	239.8	11.7	—	251.5	239.2	5.1%

Total Europe	$561.4	$24.4	$3.0	$588.8	$576.0	2.2%

Emerging Markets
Enterprise Cabling and Security	$265.9	$5.1	$—	$271.0	$271.2	-0.1%
Electrical Wire & Cable	40.0	1.5	—	41.5	32.1	29.0%
OEM Supply	34.5	3.0	—	37.5	28.7	30.6%

Total Emerging Markets	$340.4	$9.6	$—	$350.0	$332.0	5.4%

Anixter International
Enterprise Cabling and Security	$1,599.6	$17.9	$—	$1,617.5	$1,580.2	2.4%
Electrical Wire & Cable	1,000.4	13.9	31.7	1,046.0	973.4	7.5%
OEM Supply	499.7	14.8	—	514.5	482.5	6.6%

Total Anixter International	$3,099.7	$46.6	$31.7	$3,178.0	$3,036.1	4.7%